Exhibit 10.20

AMENDMENT TO TAX SHARING AGREEMENT

This Amendment is dated as of April 24, 2019 (this “Amendment”) by and among Dell Technologies Inc., a Delaware corporation (“Dell Technologies”), each Dell Technologies Affiliate, EMC Corporation, a Massachusetts corporation (“EMC”), each EMC Affiliate, Pivotal Software, Inc., a Delaware corporation and a direct subsidiary of EMC (“Pivotal”), and each Pivotal Affiliate. This Amendment amends the Tax Sharing Agreement dated as of February 8, 2017 (the “Original TSA”), among the parties to this Amendment. Capitalized terms not defined in this Amendment shall have the same meaning as set forth in the Original TSA.

RECITALS

WHEREAS, the parties acknowledge that the terms of the Original TSA do not contemplate certain technical complications arising out of the December 2017 US Tax Reform;

WHEREAS, the parties agree that Pivotal’s foreign deficits and foreign tax credits reduced the Transition Tax portion of the Dell Technologies’ consolidated return for the fiscal year ended 2018, and Dell Technologies has elected to pay the consolidated Transition Tax over the eight (8) year installment period allowed by Section 965(h) of the IRC;

WHEREAS, the parties agree that the guidance as of this point in time indicates that the members of the Dell Technologies’ consolidated return with positive foreign earnings have increased 965(b) earnings as a result of Pivotal’s foreign deficits which may leave certain members with a limited ability to repatriate cash without triggering additional taxable income.

WHEREAS, Dell Technologies has determined that they will not be making either basis election allowed by Regulation 1.965-2(f)(2)

WHEREAS, the parties acknowledge that it is impossible to predict how much, if any, of the Sec. 965(b) issue will result in an increase to taxable income in future Dell Technologies’ consolidated returns; and

WHEREAS, the parties have reached the following agreement with the intention that the substance of this amendment is consistent with the Original TSA;

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties agree as follows:

Dell Technologies agrees to hold Pivotal harmless for any future increases to Dell Technologies federal taxable income due to the inclusion of taxable income from Sec. 965(b) earnings which can be traced back to the 2018 Transition Tax calculations.

Dell Technologies agrees to hold Pivotal harmless for any future increases to Dell Technologies federal taxable income resulting from any transaction in which taxable income is realized that can be traced back to Sec. 965(b) issues created in the 2018 Transition Tax calculations.

Pivotal relinquishes any current or future claim to benefits Dell Technologies received from the inclusion of Pivotal foreign deficits or foreign tax credits in the 2018 Transition Tax calculation.

Dell Technologies agrees to pay Pivotal a one-time, risk adjusted payment of $26.5 million in complete settlement of both the FY2018 federal return Transition Tax benefit and any future tax expense attributable to the inclusion in taxable income of any foreign Sec. 965(b) earnings created in FY2018.

Dell assumes the risk and/or benefit of any audit adjustments to the Transition Tax calculation in the US federal return, including the US Transition Tax effect of any foreign audit adjustments.

Dell assumes the risk and/or benefit which may arise out of future clarifications or corrections to the Transition Tax calculation and/ or the carryforward effects on future returns of the Dell consolidated returns.

The full amount of the payment will be made before August 30th of 2019.

The Original TSA shall remain in full force and effect and unchanged except to the extent provided in this Amendment.

IN WITNESS WHEREOF, the parties have signed this Amendment, effective as of the date first above written.

Pivotal Software, Inc.

/s/ Cynthia Gaylor
Cynthia Gaylor
CFO

Dell Technology

/s/ Tom Vallone
Tom Vallone
Sr VP, Tax